For further information contact:	Media:
AT EMISPHERE TECHNOLOGIES, INC. Stewart Siskind Investor Relations	BMC Communications Dan Budwick 212-477-9007 ext. 14

914-785-4742

Emisphere Technologies Announces 2006 Third Quarter
Financial Results

Conference Call Scheduled for Today at 10 a.m. ET

TARRYTOWN, N.Y., November 9, 2006— Emisphere Technologies, Inc. (Nasdaq: EMIS) today announced financial results for the third quarter ended September 30, 2006.

Third Quarter Financial Results

Emisphere reported an operating loss of $8.7 million for the quarter ended September 30, 2006, compared to an operating loss of $8.1 million for the third quarter of 2005. Emisphere reported a net loss of $8.2 million, or $0.29 per basic and $0.30 per diluted share, for the quarter ended September 30, 2006, compared to a net loss of $9.6 million, or $0.41 per basic and diluted share, for the same quarter of 2005.

Total operating expenses were $8.8 million for the 2006 third quarter, an increase of $0.2 million, or 2%, compared to the same period last year. Included in operating expenses for the three months ended September 30, 2006 is $0.4 million in non-cash compensation expense related to the implementation of Statement of Financial Accounting Standards 123®, “Share Based Payment”, (“SFAS 123®”). SFAS 123® was adopted by the Company on January 1, 2006 under the modified prospective application, and therefore was not recorded in the three months ended September 30, 2005. Without this charge in the three months ended September 30, 2006, total operating expenses would show a decrease of $0.2 million or 2%. Total operating expenses include research and development costs of $4.8 million, an increase of $0.1 million or 2%, compared to last year’s third quarter, and general and administrative expenses of $3.0 million, an increase of $0.2 million or 7%, compared to the same period last year.

For the quarter ended September 30, 2006, the Company had interest expense of $0.6 million, partially offset by a decrease in the fair value of derivatives of $0.6 million, interest income of $0.5 million, resulting in $0.5 million of other income. Other income and expense for the same period last year was $1.5 million of expense, which was comprised of an increase in the fair value of derivative instruments of $1.3 million and interest expense of $0.3 million, partially offset by interest income of $0.1 million.

As of September 30, 2006, Emisphere held cash, cash equivalents and investments totaling approximately $28 million. This represents a net increase of $18.8 million from such amounts held on December 31, 2005. Weighted average shares outstanding for the quarter ended September 30, 2006 and 2005, were 28.0 million and 23.3 million, basic and 28.1 million and 23.3 million on a diluted basis, respectively. The increase in shares outstanding is due primarily to the common stock offering completed in May 2006.

Third Quarter and Recent Product Development/Corporate Highlights

Emisphere Technologies, Inc. (Nasdaq: EMIS) will hold a teleconference to discuss its third quarter 2006 financial results on November 9, 2006, beginning at 10:00 a.m. Eastern Time. During the call, our Chief Executive Officer, Michael Goldberg, M.D. will present an update of recent product developments and corporate highlights including:

- - -	Our oral heparin program Our most recent oral insulin study results Our corporate collaborations

A replay of the call will be accessible approximately three hours following the end of the call and will be archived through November 16, 2006. The live conference call dial-in number is: 1-800-963-8290 (U.S./Canada) 1-973-582-2868 (International). The live conference call ID number is: 8069060

To access a replay of the call: 1-877-519-4471 (U.S./Canada)
1-973-341-3080 (International)

Conference replay PIN number is: 8069060

Emisphere will simultaneously be webcasting this teleconference. To access the live broadcast in listen-only mode or the subsequently archived recording, please go to the Investor Relations portion of the Company’s website at:

http://www.emisphere.com/ir.asp

Please visit the site at least five minutes prior to start time for instructions.

About Emisphere Technologies, Inc.
Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit the Emisphere website, http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 16, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006.

EMISPHERE TECHNOLOGIES, INC.
Condensed Statements of Operations (Unaudited)
For the three and nine months ended September 30, 2006 and 2005
(in thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue	$60	$431	$6,976	$3,385

Costs and expenses:
Research and development	4,790	4,660	14,165	13,690
General and administrative expenses	3,039	2,819	8,658	9,766
(Gain)/Loss on sale of fixed assets	—	4	(4)	(563)
Depreciation and amortization	922	1,059	2,884	3,261

Total costs and expenses	8,751	8,542	25,703	26,154

Operating loss	(8,691)	(8,111)	(18,727)	(22,769)

Other income and (expense):
Beneficial conversion of convertible security.	—	—	(12,215)	—
Gain on extinguishment of note payable	—	—	—	14,663
Change in fair value of derivative instruments	656	(1,310)	(6,964)	(1,518)
Interest expense	(589)	(325)	(1,730)	(574)
Investment and other income	466	115	889	323
(Loss)/gain on sale of investments	—	(9)	(5)	980

Total other income and (expense)	533	(1,529)	(20,025)	13,874

Net loss	$(8,158)	$(9,640)	$(38,752)	$(8,895)

Net loss per share, basic	$(0.29)	$(0.41)	$(1.50)	$(0.41)

Net loss per share, diluted	$(0.30)	$(0.41)	$(1.50)	$(0.41)

Weighted average shares outstanding, basic	28,006,828	23,298,313	25,891,085	21,942,323

Weighted average shares outstanding, diluted	29,069,951	23,298,313	25,891,085	21,942,323

EMISPHERE TECHNOLOGIES, INC.
Condensed Balance Sheets (Unaudited)
As of September 30, 2006 and December 31, 2005
(in thousands)

	September 30,	December 31,
	2006	2005
Assets:
Cash, cash equivalents, restricted cash and investments	$28,004	$9,218
Accounts receivable	60	71
Prepaid expenses and other current assets	702	951

Total current assets	28,766	10,240
Equipment and leasehold improvements, net	3,410	5,899
Purchased technology, net	1,854	2,034
Other assets	788	815

Total Assets	$34,818	$18,988

Liabilities and stockholders’ deficit:
Current liabilities	$16,229	$10,762
Notes payable	24,146	22,857
Other long-term liabilities	—	264
Stockholders’ deficit	(5,557)	(14,895)

Total liabilities and stockholders’ deficit	$34,818	$18,988